Exhibit 21.1

List of Subsidiaries of Ellington Financial LLC

Name	State of Incorporation or Organization
EF Mortgage LLC	Delaware
EF Securities LLC	Delaware
EF CMO LLC	Delaware
Ellington Financial Operating Partnership LLC	Delaware
EF Corporate Holdings LLC	Delaware
EF MBS/ABS Holdings LLC	Delaware
EF SBC 2013-1 LLC	Delaware
EF Holdco Inc.	Delaware
EF Cayman Holdings Ltd.	Cayman Islands
EF SBC 2013-1 REO Holdings LLC	Delaware
EF Holdco Securities LLC	Delaware
EF CH LLC	Delaware
Ellington Financial REIT	Maryland
EF Residential Loans LLC	Delaware
EF Cayman Holdings 2 Ltd.	Cayman Islands
EFC Insurance Holdings LLC	Delaware
EF SBC 2015-2 LLC	Delaware
Ellington Financial REIT Lending Corp.	Delaware
EF SBC 2015-1 LLC	Delaware
EF SBC 2015-1 REO 120472 LLC	Delaware
EF Special Transactions LLC	Delaware
EF CH2 LLC	Delaware
EFC Insurance LLC	Tennessee
EF SBC 2013-1L REO LLC	Delaware